Exhibit 15

Deloitte.

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA

Tel: +1 212 436 2000 Fax: +1 212 436 5000 www.deloitte.com

October 30, 2006

The Bear Steams Companies Inc. 383 Madison Avenue New York, NY 10179

To the Board of Directors and Stockholders of The Bear Steams Companies Inc.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of The Bear Steams Companies Inc. and subsidiaries for the periods ended February 28, 2006 and February 28, 2005, May 31, 2006 and May 31, 2005, and August 31, 2006 and August 31, 2005 and have issued our reports dated April 7, 2006, July 7, 2006 and October 9, 2006, respectively. As indicated in such reports, because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended February 28, 2006, May 31, 2006 and August 31, 2006, are being incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.